Exhibit 99.1

Cord Blood America, Inc. Announces Strategic Update

February 19, 2016 - Cord Blood America, Inc. (www.cordblood-america.com) (OTC: CBAI) ("CBAI" or the "Company") today announced that the Board has approved the engagement of Boxwood Partners, LLC to advise the Company in its review of strategic alternatives.  Coincident with this engagement – which follows a recent outsourcing of many lab functions - Joseph Vicente and the Company have reached a mutual agreement pursuant to which Mr. Vicente stepped down as President and as a Director of the Company effective at the close of business on February 12, 2016.  The Company’s Board of Directors has named Stephen Morgan, Vice President and General Counsel, as interim President, in his place.

Mr. Vicente has served as a Director of the Company since 2004 and as President since May 2012.  “I am thankful to have had the opportunity to lead Cord Blood America during this transformative period in its operating history.”

David Sandberg, Chairman of Cord Blood America, Inc. stated, “I would like to thank Joe for his dedicated service to the Company, including leading CBAI through a difficult legal process in 2014 which we believe preserved value for all shareholders.  We wish him the best in his future endeavors.”

About Cord Blood America, Inc.

Cord Blood America, Inc. is the parent company of CorCell Companies, Inc. which, along with Cord Blood America, Inc., facilitates umbilical cord blood and cord tissue stem cell processing and storage for expectant parents and their children. Collected through a safe and non-invasive process, cord blood stem cells offer a powerful and potentially life- saving resource for treating a growing number of ailments, including cancer, leukemia, blood, and immune disorders. To find out more about Cord Blood America, Inc. and CorCell Companies, Inc., visit our websites: http://www.cordblood-america.com/ for investor information and http://www.corcell.com/ for customer information.

Forward-Looking Statements

Some statements made in this press release are forward-looking statements. We use words such as "anticipate," "believe," "expect,'' "future," "intend," "plan," and similar expressions to identify forward-looking statements. These statements including those related to the growth of the industry, new stem cell treatments, and Cord Blood America's performance, are only predictions and are subject to certain risks, uncertainties and assumptions. Additional risks are identified and described in the Company's public filings with the Securities and Exchange Commission. Statements made herein are as of the date of this press release and should not be relied upon as of any subsequent date. The Company's past performance is not necessarily indicative of its future performance. The Company does not undertake, and the Company specifically disclaims any obligation to update any forward-looking statements to reflect occurrences, developments, events, or circumstances after the date of such statement.

Investor Contact: investor@cordblood-america.com

SOURCE: Cord Blood America, Inc.